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                                                                   EXHIBIT 10.15



                                MANUFACTURING AND
                             DISTRIBUTION AGREEMENT


             This Agreement is between Rockford Corporation, an Arizona corporation ("Rockford"), and Path Group Inc., an Arizona corporation ("Path"). Rockford and Path agree as follows:

1.       BACKGROUND.


         1.1 Rockford Business. Rockford is a manufacturer of high quality consumer electronic products used in automotive, professional, and home sound reproduction systems.

         1.2 Path Business and Experience. Path was formerly known as "American Connection Incorporated," and is an affiliate of Path Group PLC, a British corporation ("Path UK"). Path is a successor to American Connection, Ltd., a British corporation ("ACL"), and is a manufacturer and supplier of accessory products that may be used in the installation of Rockford's products and other company's products. All references to Path in this Agreement include Path and ACL.

         1.3 Past Relationship. Rockford and Path are parties to agreements relating to Rockford's distribution of Path products in Europe, the United States, the Americas, and Asia as listed on Exhibit D, Prior Agreements (the "Prior Agreements").

         1.4 New Relationship. Rockford and Path desire to renew and revise their existing agreements relating to Rockford's distribution of Path products. Under the new agreement, Path will manufacture (or purchase) and warehouse accessory products (the "Products"). Rockford will solicit sales of the Products to Rockford's authorized dealers and distributors throughout the world ("Dealers"). The Products covered by this Agreement are identified on Exhibit A; the parties may at any time add other products to those identified by amending Exhibit A and the added products will then be treated for all purposes as "Products."

         1.5 License. In connection with this Agreement, Rockford will license Path to place certain Rockford trademarks and tradenames (the "Names") on the Products, solely for sales of the Products to Dealers. The Names are identified on Exhibit B, which may be amended by the parties from time to time.

         1.6 Purpose. The purpose of this Agreement is to replace the Prior Agreements. This Agreement states the terms of the agreement between Path and Rockford relating to sales of the Products to Rockford's Dealers.




(*) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL MATERIAL HAS BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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2.       DISTRIBUTION OF THE PRODUCTS. Path will manufacture (or purchase) and warehouse the Products. Rockford will solicit sales of the Products and, upon receipt of orders, will ship the Products to Rockford's Dealers throughout the world. The parties will undertake these activities on the following basis:


         2.1 Inventory Locations. Path will manufacture or purchase the Products and will maintain an inventory of the Products at its own warehouses and at selected Rockford warehouse locations. Path must insure the Products against casualty loss prior to their shipment to Dealers.

                  (a) Duty and Freight. Path is responsible for payment of applicable duty and freight to deliver the Products to each warehouse location.

                  (b) Changes to Locations. Path is responsible for costs and systems improvements at its own warehouse locations and at Rockford's warehouse locations (to the extent needed to keep Path inventory at such locations), including equipment and license fees to operate the locations. Rockford is not responsible for any equipment or license fees related to any changes to warehouse locations (including movements into Rockford warehouses).

                  (c) Europe and Singapore. In Europe and Singapore, Path will own Products and locate them at Rockford's warehouse in Germany and Singapore until their sale to Dealers.

                  (d) Germany. Path shall pay the value added tax (VAT) upon entry of goods into the warehouse in Germany and shall charge the VAT to Rockford on sales from the warehouse in Germany.

         2.2 Inventory Levels. Path will maintain inventory at a level that is sufficient to satisfy reasonably expected demand for the Products.

                  (a) Representatives of Rockford and Path will meet regularly to discuss anticipated demand for the Products and the level of inventory appropriate to allow Rockford and Path to meet that demand.

                  (b) Path is responsible for end-of-life ("EOL") inventory management, including inventory levels and EOL discounts. If Path wants to offer EOL discounts to help manage inventory, Rockford will arrange to offer the discounts to Dealers using free goods or other means consistent with Rockford's sales practices for its own products.

                  (c) Upon termination of this Agreement, Rockford will in good faith assist Path to liquidate Path's reasonable inventory of the Products. These good faith efforts will include Rockford's continued ordering of the Products

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                           from Path until the reasonable inventory of each
                           Product is exhausted, but only to the extent Rockford has orders from Dealers for the Products.

         2.3      Responsibilities of the Parties.

                  (a) Rockford. Rockford will manage sales of the Products, including order taking, shipping from Rockford warehouses, invoicing to Rockford's customers, terms offered to Rockford's customers, bad debts, and marketing programs. Rockford will solicit sales of the Products to Rockford's Dealers and will use the sales methods it deems appropriate, which may (but are not required to) include dealer visits, telemarketing, direct mail, and advertising.

                  (b) Path. Path will ship Products from its own warehouses to fill orders submitted to it by Rockford and will follow Rockford's established procedures for confirming to Rockford the quantities and dates of shipment (including submission of entries to Rockford's information systems) so that Rockford can timely invoice its Dealers. Path will not make any independent sales of the Products, but will:

                           (1) assist Rockford's sales staff and sales representatives in their efforts to sell the Products;

                           (2) make available to Rockford's Dealers point-of-purchase materials, including product displays (subject to Rockford's approval and reasonable budgetary constraints established by Path); and

                           (3) provide support as necessary in the form of technical information or advisory personnel.

                  (c) Promotional Literature. Rockford is responsible for development, production, and distribution of all literature regarding the Products and for the cost associated with exhibits, booths, and audio-visual presentations at trade shows. Path is responsible for development, production, and distribution of display and point of sale materials for Dealer sites and written material used for Dealer training. Rockford and Path will consult with each other with respect to the content and appearance of such materials.

                  (d) Cooperation. Path will cooperate with Rockford's efforts so that, for all purposes, Dealers are encouraged to treat the Products as Rockford products and to deal directly with Rockford on all matters related to the Products.

         2.4 Orders and Delivery. Rockford may remove the Products from Path's inventory at Rockford's warehouses and deliver the Products to Rockford's Dealers upon

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                  receipt of orders for the Products. Rockford will promptly give Path notice of the shipment of Products from Rockford's warehouses.

         2.5      Price and Payment.

                  (a) Price. After consultation with Rockford, Path will establish Dealer Prices and suggested retail prices for each Product in each region or territory. Rockford will sell the Products at the applicable Dealer Price, subject to reasonable payment, volume, and other sales incentives that are consistent with the incentives Rockford offers on its own products.

                  (b) Payments by Dealers and Credit Risk. Rockford is solely responsible for collecting amounts due for sales of Products. Rockford is also responsible for managing its credit relationship with its Dealers and may establish, in connection with its acceptance of orders and shipment of Products, reasonable credit policies including, as it deems necessary, requirements for COD sales only.

                  (c) Payments by Rockford to Path. Path will submit invoices to Rockford for all Products shipped in the amounts established under Exhibit C. Rockford will make payments in accordance with the terms set forth on Exhibit C. All payments will be in U.S. Dollars at the Path location designated by Path.

                  (d) Returns. Rockford will accept returns of Products on a basis consistent with Rockford's policies for returns. Rockford will deliver returned Product to Path and is entitled to a credit for the net amount Rockford paid Path for the returned Product.

                  (e)      Discounts. (*)

         2.6 Additional Names and Products. At its execution, this Agreement covers only Products sold in connection with Rockford's "Rockford-Fosgate" line of car audio products. The parties are discussing an arrangement for sales of Products in connection with Rockford's "Hafler" line of professional audio products. If the parties agree on terms for such an arrangement, they may execute a separate agreement covering that arrangement or they may amend Exhibits A, B, and C to add the Hafler related Products to this Agreement with appropriate variations in the terms of those Exhibits.

3.       DEVELOPMENT AND ADDITION OF PRODUCTS.

         3.1 Development of Products. Rockford and Path will cooperate to improve existing Products and develop new Products that will satisfy the needs of Rockford's Dealers, and their customers. Path is principally responsible for development of

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(*)  CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL MATERIAL HAS BEEN REDACTED
AND FILED SEPARATELY WITH THE COMMISSION.

                  improvements to existing Products and new Products. Before the development of new or improved Products the parties will meet and agree upon:

                  (a) the anticipated role of each party in development of the Product;

                  (b) any change in the marketing and administrative fees or royalty necessary for the Product; and

                  (c) ownership of patents, trade secrets, copyrights and other intellectual property associated with the Product (other than the Names, which will remain Rockford's exclusive property).

         3.2 Addition of Products. Path will not produce or sell any Products, and will not use the Names in connection with any Products, until Rockford has approved such Products and added them to Exhibit A as approved Products. When a Product is approved and added to Exhibit A, Rockford and Path will also agree whether the Product is to be "exclusive" under the terms of this Agreement. Except as otherwise specifically agreed by Rockford and Path, all Products will be exclusive.

         3.3 Deletion of Products. Rockford and Path will discontinue Products as they reasonably determine is necessary because of obsolescence, inadequate sales, or new product developments.

         3.4 Use of Products After Termination. Upon termination of this Agreement, Path may manufacture, sell, and distribute products, including tools, that were principally or exclusively marketed through Rockford during the term of this Agreement, except for products protected by Rockford patents and products produced using Rockford's trade secrets, confidential information, or other intellectual property. Path may not use the Names in connection with any such products. Path and its affiliates will own patents, trade secrets, confidential information, and other intellectual property associated with all Products Path or its affiliates develop exclusively for Rockford. For example:

                  (a) all tools and dies, sketches, designs, drawings, forms, software, software manuals, source codes, and other information and tangible property associated with development of or manufacturing of the Products Path or its affiliates develop exclusively for Rockford will remain the property of Path unless Path grants licenses or other rights to Rockford; and

                  (b) the "Gamma Geometry" cable designed by Ixos (patents applied for), which Path is licensed to manufacture for certain Products, will remain the property of Path's affiliate, Ixos, Ltd.

4.       USE OF NAMES.

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         4.1      Limited License of Names. Rockford grants Path a right to use the Names solely during the term of this Agreement and solely in connection with sales of the Products to Rockford's Dealers.

         4.2 Approval of Uses. Path will use the Names only in a manner and form approved before use in writing by Rockford. If Path wishes to propose a new use or form of the Names, it must submit its proposal in writing to Rockford. Rockford will promptly review the proposed use and indicate its approval or disapproval in writing. Any proposed use will be deemed approved if Rockford does not object within 30 business days after Path submits it to Rockford in writing together with a written request for approval.

         4.3 Quality of Products. Path will provide Rockford with initial samples of each Product before any sale and Rockford must approve the initial samples before any sale of a Product. Path will provide Rockford with production samples from time to time, as requested by Rockford, so that Rockford may confirm that the Products conform to the approved samples and to Rockford's requirements as to quality. All Products supplied by Path will be of a quality at least equal to the initial samples supplied to Rockford.

         4.4 Goodwill and Ownership of Names. All goodwill generated by the use of the Names or promotion of the Products will accrue to Rockford's benefit. Path disclaims any ownership rights in the Names and goodwill of Rockford, acknowledges that the Names are the sole and exclusive property of Rockford, and agrees that it will not take any action challenging Rockford's ownership and rights in the Names. Path will not (a) take any action that would interfere with Rockford's use of the Names or (b) file applications for registration of the Names anywhere in the world.

         4.5 Infringements. If Path believes any other party is infringing on Rockford's rights in the Names, then Path will promptly notify Rockford and will cooperate with Rockford in any action Rockford chooses to take to protect its rights in the Names. Rockford will have sole and exclusive control of any actions relating to such infringements.

         4.6 No Use after Termination. Upon expiration or termination of this Agreement, Path will immediately cease using the Names other than for sales permitted after termination under the termination provisions of this Agreement.


5.       EXCLUSIVITY AND NON-COMPETE.


         5.1 Mutual Exclusivity. In connection with "exclusive" Products (including those identified on Exhibit A and others deemed exclusive under section 3.2) and solely during the term of this Agreement:

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                  (a)      Rockford will not sell (or license others to sell)
                           products that compete with the exclusive Products;
                           and

                  (b) Neither Path nor any affiliate of Path will sell (or license others to sell) products that compete with the exclusive Products.

                  The parties may agree that a Product is exclusive only in part of the world, in which case the restrictions in (a) and (b) will apply only in the part of the world where the product is exclusive.

         5.2      Non-Compete.  Neither Path nor its affiliates will:

                  (a) during the term of this Agreement (and for one year after its termination if termination is a result of any breach by Path or a result of Path's election not to renew this Agreement), either directly or through any affiliate, offer for sale any products that are competitive with an exclusive Product (for a Product that is exclusive in only part of the world, this restriction applies only in the part of the world where the Product is exclusive); and

                  (b) during or at any time after the term of this Agreement, offer for sale any products using the Names, or using names, marks, or other trade dress that are confusingly similar to the Names, other than Products sold under this Agreement.

6. MANAGEMENT MEETINGS. Management of Rockford and Path will meet quarterly at Rockford's headquarters in Tempe, Arizona, to discuss the business relationship and resolve issues arising between the parties.

7.       WARRANTY, TITLE, AND INDEMNITY.


         7.1 Warranty to Dealers. Rockford will offer warranties for the Products consistent with the warranties offered by Rockford for its own products. Rockford will require that Dealers and their customers return Products requiring warranty service to Rockford.

         7.2 Path Warranty and Service Procedures. Path warrants that the Products will be free from defects in material and workmanship for the period of the warranty offered by Rockford. Rockford will deliver Products requiring warranty service to Path, Path will repair or exchange returned Products, and Path will return the Products to Rockford's Dealers, or their customers, at its sole expense.

         7.3 Encumbrances, Title, and Risk of Loss. Path warrants that the Products, upon shipment, will be free from any security interest, lien, or other encumbrance. Path will transfer title to the Products free and clear of all security interests, liens, and other encumbrances. Risk of loss from any casualty to the Products will be on Path until their receipt and acceptance by Rockford's Dealers.

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         7.4      Indemnification and Insurance.

                  (a) Indemnity by Rockford. Rockford will defend, indemnify and hold harmless Path, and its officers, directors, employees, and agents, from:

                           (1) all fines, suits, proceedings, claims, demands, debts, obligations, liabilities or actions of any kind by anyone (including reasonable attorneys' fees and costs) (a "Loss") arising from or connected with the activities or operations of Rockford or its officers, directors, employees, or agents;

                           (2) all Loss arising out of claims by third parties that Path's authorized use of the Names infringed on the marks or other rights of such third parties; and

                           (3) all Loss in product liability actions brought against Path involving the defective manufacture or design of Rockford products.

                           Rockford will maintain product liability insurance with insurers and in amounts reasonably satisfactory to Path. Such insurance will name Path as an additional insured on a form reasonably approved by Path and will be cancelable by the insurer only after 30 days notice to Path.

                  (b) Indemnity by Path; Product Liability Insurance. Path will defend, indemnify and hold harmless Rockford, and its officers, directors, employees, and agents, from:

                           (1) all Loss arising from or connected with the activities or operations of Path or its officers, directors, affiliates, employees, or agents; and

                           (2) all Loss in product liability actions brought against Rockford involving the defective manufacture or design of Products; except that Path will have no obligation to defend, indemnify, or hold harmless from liability resulting from Rockford's acts or omissions in the design of the Products.

                           Path will maintain product liability insurance with insurers and in amounts reasonably satisfactory to Rockford. Such insurance will name Rockford as an additional insured on a form reasonably approved by Rockford and will be cancelable by the insurer only after 30 days notice to Rockford.

                  (c) Procedure. A party must give notice to the other party of any claim as to which it intends to seek indemnity under this Agreement promptly after the indemnified party learns of the claim. The indemnifying party is entitled to assume the defense of any claim and, if it does so, is not

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                           thereafter responsible for the expenses of
                           independent counsel retained by the indemnified party. The indemnified party will cooperate in the defense of the claim and will not settle or compromise any claim without the indemnifying party's consent.

8.       TERM AND TERMINATION.


         8.1 Initial Term. This Agreement is for an initial term from July 1, 1998 until July 31, 2001.

         8.2 Renewal Term. On or before January 31, 2001, Rockford and Path will meet to evaluate the business relationship and to decide whether to continue the relationship for two additional years. The Agreement will renew unless either Rockford or Path gives written notice that they elect not to extend the term of the Agreement. If the Agreement is extended, the Agreement will renew for one additional two year renewal term.

         8.3 Additional Renewal. After the renewal term, the parties may renew this Agreement each year for additional two year terms, but only if both parties give written notice of renewal at least 180 days before a scheduled expiration.

         8.4 Termination. A party may terminate this Agreement, at any time and upon written notice to the other, in any of the following events:

                  (a) If the other party breaches any material term of this Agreement, and fails to correct such breach within 30 days after notice from the party;

                  (b) If the other party suspends payment of its debts, enters into or becomes subject to corporate reorganization or rehabilitation procedures, liquidation, dissolution, or bankruptcy proceedings, or makes a composition with creditors, or makes an assignment for the benefit of creditors, or seeks relief under bankruptcy or other similar laws for debtor's relief; or

                  (c) If the performance of the Agreement by either party is prevented by force majeure, and the condition continues to prevent performance for 90 days.

         8.5 Specific Performance. In addition to its right to terminate, Rockford has the right to obtain temporary and permanent injunctive relief to prevent any breach or threatened breach by Path or its affiliates of sections 4, 5 or 9 of this Agreement. Path has the right to obtain temporary and permanent injunctive relief to prevent any breach or threatened breach by Rockford or its affiliates of sections 5 or 7 of this Agreement.

         8.6      Termination Events.  Upon expiration or termination of this
                  Agreement:

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                  (a)      the parties will settle any amounts due between them
                           within 30 days;

                  (b) Path will cease to make, use, or sell the Rockford branded Products, except that Path may continue to sell such Products pursuant to sales orders submitted to it by Rockford on behalf of its Dealers. Path may make such sales only out of inventory held by Path at the time of termination or shipped to Path as a result of orders outstanding at the time of termination. Rockford will in good faith assist Path to liquidate Path's reasonable inventory of the Products. These good faith efforts will include Rockford's continued ordering of the Products from Path until the reasonable inventory of each Product is exhausted, but only to the extent Rockford has orders from Dealers for the Products;

                  (c) Path will continue to honor warranty claims and returns of Products sold by Rockford and delivered to Rockford's Dealers and their customers; and

                  (d) Path will maintain inventories of service parts for the periods required by law.

                  Termination or expiration will not limit or exclude any and all other rights of the parties (including rights to recover damages, to offset damages against any amounts due, and to equitable relief) and will not act as an election of remedies.

9. CONFIDENTIAL INFORMATION. Rockford will maintain in confidence all Confidential Information of Path, and Path will maintain in confidence all Confidential Information of Rockford, on the following terms:


         9.1      Definitions.  In this Agreement:

                  (a)      "Information" means information about:

                           (1) business or marketing plans, strategies, concepts, and data (including costs and pricing);

                           (2)      research and development activities;

                           (3)      products, product plans, technical
                                    specifications, technology, hardware,
                                    software, systems, and designs;

                           (4) trade secrets, formulas, copyrighted materials, packaging, and Marks;

                           (5)      manufacturing processes and methods
                                    (including line speeds, manning requirements and layout);

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
                           (6) existing or potential customers, suppliers, methods, and techniques; and

                           (7) other accumulated technical knowledge or information.

                  (b) "Confidential Information" means Information of one party which is disclosed to the other and is identified as confidential when disclosed. Confidential Information does not include Information that

                           (1) is or becomes publicly known through no wrongful act of the receiving party;

                           (2) is, at the time of disclosure, already known to the receiving party;

                           (3) is rightfully and without breach of this Agreement in the receiving party's possession without any obligation restricting use or disclosure;

                           (4) is independently developed by the receiving party without breach of this Agreement or reference in any way to Confidential Information; or

                           (5) is furnished by the disclosing party to a third party without a similar restriction on the third party's rights.

         9.2 Maintaining Confidence. Each party will retain the other's Confidential Information in confidence and will not reproduce, copy, or disclose Confidential Information to any third party. Each party will exercise at least the same care to preserve the confidentiality of Confidential Information as it uses to preserve the confidentiality of its own information of like importance.

         9.3 Use of Confidential Information. Each party will use the other's Confidential Information only in connection with the manufacture and distribution of the Products. Rockford will not use Path's Confidential Information for its own direct benefit (other than in the sale of Products as specifically permitted by this Agreement) or to benefit any third party other than Path. Path will not use Rockford's Confidential Information for its own direct benefit (other than in the manufacture of Products as specifically permitted by this Agreement) or to benefit any third party other than Rockford.

         9.4 Rights to Disclose. Each party may disclose the other's Confidential Information only to the extent disclosure is either:

                  (a) required by law (except that, to the extent permitted by law, each party must first give the other notice and a reasonable time to obtain a protective order limiting disclosure and use of the information); or

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                  (b) released with the other's written consent.

         9.5 Return of Confidential Information. Each party will, upon the other's request, return all the requesting party's Confidential Information and deliver to the requesting party all notes, memoranda, and analyses relating to or derived from the requesting party's Confidential Information. Neither party will keep or use for itself, or disclose to any third party, copies of the other's Confidential Information except with the other's written consent.

         9.6 No License. No license in Confidential Information is granted to the other party, other than to use Confidential Information in the manner and to the extent authorized by this Agreement. Each party will retain title and full ownership rights to all of its Confidential Information.

10. INDEPENDENT CONTRACTOR RELATIONSHIP. Path and Rockford are independent contractors responsible for hiring their own employees, exercising sole and absolute discretion, judgment and control over the management and day-to-day operations of their respective businesses, and achieving the objectives of their businesses. This Agreement does not create a relationship of principal and agent, franchisor and franchisee, joint venture, partnership or employment. Neither party is liable for any obligations incurred by the other except as expressly provided in this Agreement. Neither party will act or represent itself, directly or by implication, as an agent of the other with any authority other than as set forth expressly in this Agreement.

11. NOTICES. Notices under this Agreement must be in writing and are effective upon delivery, in person or by facsimile, or three days after mailing, first class mail, postage prepaid and return receipt requested, to the addresses stated on the signature page of this Agreement (which may be changed by notice). Notices sent by facsimile must be confirmed by mailing (in the same manner as mailed notices), but are effective upon receipt of the facsimile transmission.

12. AMENDMENT AND WAIVER. This Agreement is the entire agreement of the parties, and supersedes all prior agreements and undertakings with respect to its subject matter. This Agreement may be amended only by a written document signed by both parties. The delay or failure of a party to exercise any rights under this Agreement, or a partial exercise of such rights, will not constitute a waiver of such rights. Any waiver of a right, obligation or default must be in writing and signed by all parties. A waiver of one right, obligation or default will not be construed as a waiver of any other or subsequent right, obligation or default.


13. GOVERNING LAW. Arizona substantive law will govern this Agreement and any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this Agreement.


14. JURISDICTION AND VENUE. The exclusive jurisdiction and venue for any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this

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
         Agreement is in the Superior Court for Maricopa County, Arizona, or in the Federal District Court for the District of Arizona. Each party consents to the jurisdiction of such courts for this purpose.


15. WAIVER OF JURY TRIAL. Any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this Agreement will be tried to the court, without a jury, and each party hereby irrevocably waives any right to request a jury trial in connection with such a dispute.


16. DISCLAIMER OF DAMAGES. Path and Rockford irrevocably waive and relinquish any right to recover incidental, consequential, or punitive damages in any dispute arising out of or in any way relating to this Agreement or the parties' relationship under this Agreement.


17. ATTORNEYS' FEES. In any proceeding arising out of this Agreement, the prevailing party is entitled to reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding.


18. SEVERABILITY. If any provision of this Agreement is deemed contrary to, prohibited by, or invalid under applicable law, or is inoperative for any reason, that provision will be deemed modified to the extent necessary to make it valid and operative, or if it cannot be so modified, then severed. The remainder of this Agreement will continue in full force and effect as if the Agreement had been signed with the invalid provision so modified or eliminated.


19. NO THIRD PARTY BENEFICIARIES. This Agreement will not create any third party beneficiary rights.


20. TERMINATION OF PRIOR AGREEMENTS. Rockford and Path are parties to two existing agreements governing distribution of Products in, respectively, Europe (for the first agreement) and the United States, Americas, and Pacific Rim. This Agreement replaces and supercedes both of the earlier agreements, which are terminated when this Agreement is effective. Both parties acknowledge that this Agreement makes significant changes in the business arrangements relating to distribution of the Products.


21. EXECUTION AND EFFECTIVE DATE. This Agreement is executed and accepted in Tempe, Arizona, on June 11, 1998, and is effective on July 1, 1998.


                                        Path Group Inc., an Arizona corporation



                                        By       /s/
                                             Its:        President

                         Address:     Path Group Inc.
                                      c/o Path Group PLC
                                      Attn: Adrian Towland
                                      Unit 2, Desborough Industrial Park
                                      Desborough Park Road, High
                                      Wycombe
                                      Buckinghamshire, England
                                      HP12 3BG


                         Fax:


                         Rockford Corporation, an Arizona corporation



                         By       /s/ James M. Thomson
                               Its:        Vice President Finance & CFO


                         Address:     Rockford Corporation
                                      Attn: Gary Suttle
                                      546 S. Rockford Drive
                                      Tempe, Arizona 85281
                                      United States of America


                         Fax:

                                    EXHIBIT A
                                    PRODUCTS

                                    EXHIBIT B
                             LICENSED ROCKFORD NAMES

                                    EXHIBIT C

                        SCHEDULE OF INVOICES AND PAYMENTS

Amount Due. Rockford will pay Path, and Path may invoice Rockford for, the Dealer Price less:


         (1) a discount from the Dealer Price of (*) for sales to all Dealers other than those who order from Rockford's European price sheet;

         (2) a discount from the Dealer Price of (*) for sales to all Dealers who order from Rockford's European price sheet;

         (3) an additional discount from the Dealer Price of (*) of the Dealer Price for sales above (*) of the worldwide sales target. The additional discount will commence when aggregate gross shipments of the Products as established by Rockford's shipping records for the year reach (*) of the plan target gross shipments worldwide. Rockford will establish plan target gross shipments in consultation with Path. Rockford will notify Path promptly when aggregate gross shipments reach this target.


Due Date. Rockford will pay Path the amount of the invoice within 7 days after Path submits the invoice to Rockford.

Net Payments. Rockford may net the amount due from Path to Rockford on account of returns or for other matters against Path's invoices.

(*) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL MATERIAL HAS BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

                                    EXHIBIT D

                                PRIOR AGREEMENTS

              [List prior agreements superseded by this agreement]